Exhibit 99.1

For Immediate Release

Builders FirstSource Completes Acquisition of ProBuild

Dallas, TX and Denver, CO – July 31, 2015 – Builders FirstSource, Inc. (Nasdaq: BLDR) (the “Company”), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today completed its previously announced acquisition of ProBuild Holdings LLC (“ProBuild”), one of the nation’s largest professional building materials suppliers.

The combination of Builders FirstSource and ProBuild will create a national professional dealer with 2014 combined revenues of approximately $6.1 billion. The combined company will leverage its nationwide network to better serve its four critical customer segments, including production builders, custom builders, multi-family/commercial, and repair and remodel. With over 430 locations, the new company will serve 74 of the top 100 metropolitan statistical areas across 40 states.

“The culmination of this acquisition marks a significant milestone in our industry, creating a unique company with enhanced scale and a national footprint. By bringing together the extensive products and services offerings of both Builders FirstSource and ProBuild, we will further strengthen our long-standing customer relationships,” said Floyd Sherman, CEO of Builders FirstSource. “This is an exciting day for our employees as we officially join forces to establish a broader, more efficient platform of manufacturing and distribution capabilities.”

Paul S. Levy, Chairman of the Board of Builders FirstSource and Founder of JLL Partners, said, “The combination of Builders FirstSource and ProBuild creates an industry leader that is well-positioned to take advantage of the continuing housing recovery. I could not be more proud to be associated with such an outstanding management team and to have been a part of this transformative transaction.”

In conjunction with the closing of its acquisition of ProBuild, the Company completed its previously announced public offering of 12,000,000 shares of its common stock at a price per share of $12.80 (the “Equity Offering”), including 8,000,000 shares sold by the Company and 4,000,000 shares sold by Warburg Pincus Private Equity IX, L.P. (the “Selling Stockholder”). The underwriters exercised their over-allotment option in connection with the Equity Offering in full and purchased an additional 1,200,000 shares from the Company and 600,000 shares from the Selling Stockholder. Also in conjunction with the closing of its acquisition of ProBuild, the Company successfully completed its previously announced private offering of $700 million aggregate principal amount of its 10.75% Senior Notes due 2023 (the “Notes Offering”).

The Company used the net proceeds from the Equity Offering and the Notes Offering, together with financing comprising a rollover of the Company’s $350 million existing Senior Secured Notes, new debt issuance in the form of $295 million drawn under a new $800 million ABL facility, and a new $600 million Term Loan B, to finance the acquisition of ProBuild, to repay certain of its and ProBuild’s existing indebtedness and to pay related transaction fees and expenses. The Company did not receive any proceeds from the sale of shares by the Selling Stockholder.

This news release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company. The 10.75% Senior Notes due 2023 were sold only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The issuance of the senior notes has not been registered under the Securities Act of 1933, as amended, and the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource, Inc. is a leading supplier and manufacturer of structural and related building products for residential new construction. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource, Inc. also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, Inc. visit the Company’s website at www.bldr.com.

About ProBuild

Headquartered in Denver, Colorado, ProBuild is one of the nation’s largest diversified suppliers of lumber and building materials to professional builders and contractors. ProBuild sells a broad selection of building materials including lumber and plywood, engineered wood, gypsum wallboard and other drywall products, millwork, trusses, roofing, siding products, tools, insulation materials, and metal and hardware specialties. ProBuild’s manufacturing activities include trusses, wall panels, millwork, and pre-hung door and window fabrication. ProBuild’s construction services include the installation of framing, millwork, insulation and other products. To learn more about ProBuild, visit its website at www.probuild.com.

Forward Looking Information

Statements in this news release that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to the Company on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to its growth strategies, including gaining market share, or its revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. The Company may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

In addition, there are significant risks and uncertainties relating to the Company’s acquisition and ownership of ProBuild, including: (a) the Company’s increased indebtedness incurred to finance the transaction; (b) the inability of the Company to successfully integrate ProBuild’s operations and realize anticipated benefits of the acquisition; and (c) the ability to attract and retain key personnel and to maintain relationships with customers, suppliers or other business partners, including those of ProBuild. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the forward-looking statements contained herein. Other unknown or unpredictable factors could also have material adverse effects on the Company’s future results.

Contact:

Chad Crow	Drew Mackintosh
Chief Financial Officer	Mackintosh Investor Relations
Builders FirstSource, Inc.	(512) 243-5009
(214) 880-3585

3